State of Delaware
Secretary of State
Division of Corporations
Delivered 01:05 PM 12/03/2024
FILED 01:05 PM 12/03/2024
SR 20244370489 - File Number 7608990

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF FORMATION
The undersigned authorized person, desiring to amend the limited liability company formation pursuant to Section 18-202 of the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.              The name of the limited liability company is
Energea Portfolio 5 Colombia LLC

2.              The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is: Energea Portfolio 5 LATAM LLC

By: /s/ Cassandra Sifford
Authorized Person

Name: Cassandra Sifford
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